274448334v.4 Clearway Energy, Inc. Key Management Change-in-Control and General Severance Plan (Amended and Restated as of January 1, 2022)

Table of Contents

Article 1.	**Establishment and Term of the Plan**	**1**
Article 2.	**Definitions**	**2**
Article 3.	**Severance Benefits**	**7**
Article 4.	**Ineligibility**	**12**
Article 5.	**Restrictive Covenants**	**12**
Article 6.	**Certain Change in Control Payments**	**15**
Article 7.	**Legal Fees and Notice**	**16**
Article 8.	**Successors and Assignment**	**16**
Article 9.	**Miscellaneous**	**17**

i

274448334v.4

1 274448334v.4 Clearway Energy, Inc. Key Management Change-in-Control and General Severance Plan Article 1. Establishment and Term of the Plan Establishment of the Plan Clearway Energy, Inc. (hereinafter referred to as the “Company”) originally adopted this plan known as the “Key Management Change-in-Control and General Severance Plan” (the “Plan”) effective January 1, 2017. The Plan was amended and restated by the Company as of January 1, 2018, again as of January 1, 2019, February 18, 2020 and January 1, 2021, and is hereby further amended and restated as of January 1, 2022. The Plan provides Severance Benefits to Vice Presidents and Senior Directors of the Company (each an “Executive” and collectively the “Executives”) upon certain terminations of employment from the Company. The Board of Directors of the Company (the “Board”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. Initial Term This Plan commenced on January 1, 2017 (the “Effective Date”) and continued in effect for a period of three (3) years (the “Initial Term”). Successive Periods Following completion of the Initial Term, the term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Committee (as defined below) may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by causing the Company to provide the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.

2 274448334v.4 Change-in-Control Renewal Notwithstanding the provisions of Section 1.3 above, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. Further, this Plan shall be assigned to the successor in such Change in Control, as further provided in Article 8 herein. This Plan shall thereafter automatically terminate following such two (2) year Change-in-Control renewal period; provided that such termination shall not affect or diminish the rights of the Executives who become entitled to benefits or payments under this Plan. Article 2. Definitions Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized. (a) “Accountants” shall have the meaning set forth in Article 6. (b) “Affiliate” means (i) any subsidiary corporation of the Company (or its successors), (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (iii) any other entity (including its successors) which is designated as an Affiliate by the Board. (c) “Base Salary” means the greater of the Executive’s annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination or (ii) at the date of the Change in Control. (d) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.6 herein. (e) “Board” shall have the meaning set forth in Section 1.1. (f) “Cause” means, as to any Executive (i) “Cause”, as defined in any employment, consulting or similar agreement between the Executive and the Company or an Affiliate in effect at the time of the Executive’s separation, or (ii) in the absence of any such employment, consulting or similar agreement (or the absence of any definition of “Cause” contained therein), the occurrence of any of the following: (i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or an Affiliate that has or could reasonably be expected to have an adverse effect on the Company or an Affiliate; (ii) the Executive’s willful failure to perform the Executive’s duties to the Company or an Affiliate (other than as a result of death or a physical or mental incapacity);

3 274448334v.4 (iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Executive’s performance of any material act of theft, fraud, malfeasance or dishonesty in connection with the performance of the Executive’s duties to the Company or an Affiliate; (v) breach of any written agreement between the Executive and the Company or an Affiliate, or a violation of the Company’s code of conduct or other written policy; or (vi) any other material breach of Article 5 of this Plan. For purposes of this Plan, there shall be no termination for Cause pursuant to subsections (i) through (vi) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure and remedy the neglect or conduct that is the basis of such claim; provided that the Executive’s right to cure shall not apply if there are egregious, habitual or repeated breaches by the Executive or if the condition or act is not curable. (g) “Change-in-Control Severance Benefits” means the Severance Benefits described in Section 3.2. (h) “Change in Control” means the first to occur of any of the following events: (i) Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) other than Clearway Energy Group LLC or one of its subsidiaries or affiliates (A) becomes the “beneficial owner” (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of either (x) the Company’s then-outstanding common stock (“Outstanding Common Stock”), or (y) the Company’s then-outstanding capital stock entitled to vote in the election of directors (“Outstanding Voting Stock”), excluding any “person” who becomes a “beneficial owner” in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii); or (B) obtains the power to, directly or indirectly, vote or cause to be voted fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors, including by contract or through proxy; or (ii) Persons who on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger, or similar transaction, to constitute at least a majority thereof; provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an

4 274448334v.4 Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (iii) Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Outstanding Common Stock and the combined voting power of Outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of common stock and voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Stock of the Company; or (iv) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company. (i) “Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder. (j) “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee. (k) “Company” means Clearway Energy, Inc., a Delaware corporation, or any successor thereto as provided in Section 8.1 herein. (l) “Confidential Information” shall have the meaning set forth in Section 5.1. (m) “Delay Period” shall have the meaning set forth in Section 3.4(b). (n) “Disability” means a disability that would entitle an Executive to payment of monthly disability payments under any Company long-term disability plan.

5 274448334v.4 (o) “Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan. (p) “Effective Date of Termination” means the date on which a Qualifying Termination occurs, which triggers the payment of Severance Benefits hereunder. (q) “Executive” shall have the meaning set forth in Section 1.1. (r) “General Severance Benefits” means the Severance Benefits described in Section 3.3. (s) “Good Reason” means without the Executive’s express written consent the occurrence of any one or more of the following: (i) The Company reduces the amount of the Executive’s then current Base Salary or target total compensation by more than fifteen percent (15%), excluding across-the-board reductions to the Executive’s then current Base Salary or annual bonus target pursuant to a compensation reduction program that applies to substantially all similarly situated executives of the Company; provided that, if any reduction of Base Salary or target total compensation occurs during the thirty (30)-month period described in Article 2(y)(i) (without regard to whether the reduction applies on an across- the-board basis as described above), then such reduction shall be deemed to constitute Good Reason at the time of the Change in Control or thereafter, as applicable, for purposes of the Plan; or (ii) A material reduction in the Executive’s benefits under, or relative level of participation in, the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Plan, or as of the commencement of Executive’s participation in this Plan, as applicable; or (iii) A material diminution in the Executive’s title, authority, duties, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with his or her position; or (iv) Any relocation of the Executive’s principal place of employment to a location that is more than fifty (50) miles from the Executive’s place of employment as of the Effective Date of this Plan, or as of the commencement of the Executive’s participation in this Plan, as applicable, but only if such new location is not closer to the Executive’s primary residence; or (v) The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Plan by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction.

6 274448334v.4 For purposes of this Plan, the Executive is not entitled to assert that his or her termination is for Good Reason unless the Executive gives the Board written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board to address the event or events and a period of not less than thirty (30) days after to cure or fully remedy the alleged condition. (t) “Initial Term” shall have the meaning set forth in Section 1.2. (u) “Nonsolicitation Period” shall have the meaning set forth in Section 5.3. (v) “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. (w) “Parachute Payment Ratio” shall have the meaning set forth in Article 6. (x) “Plan” shall have the meaning set forth in Section 1.1. (y) “Qualifying Termination” means: (i) If such event occurs within the time period that is six (6) months immediately prior to, or two (2) years immediately following a Change in Control: (A) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Company; or (B) A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive; or (ii) If such event occurs at any other time: (A) An involuntary termination of the Executive’s employment by the Company due to reductions in force or other factors as a result of a Company restructuring. (z) “Release Effective Date” shall have the meaning set forth in Section 3.1(d). (aa) “Senior Director” shall include those employees of the Company with the Job Level of Senior Director immediately prior to the Change in Control, or such other employee who is designated as a Senior Director in the Company’s human resources information system immediately prior to the Change in Control.

7 274448334v.4 (bb) “Severance Benefits” means the payment of Change-in-Control or General (as appropriate) Severance compensation as provided in Article 3 herein. (cc) “Severance Weeks” means the greater of (i) twenty-four (24) or (ii) the product of one and one half (1.5) and the number of the Executive’s Years of Service; provided that the maximum number of Severance Weeks shall be fifty-two (52). (dd) “Specified Employee” means any Executive described in Code Section 409A(a)(2)(B)(i). (ee) “Successive Period” shall have the meaning set forth in Section 1.3. (ff) “Third Party Information” shall have the meaning set forth in Section 5.1. (gg) “Vice President” shall include those employees of the Company with the Job Level of VP immediately prior to the Change in Control, or such other employee who is designated as a VP in the Company’s human resources information system immediately prior to the Change in Control. (hh) “Weekly Compensation” means the Executive’s Base Salary divided by fifty-two (52). (ii) “Total Payments” shall have the meaning set forth in Article 6. (jj) “Work Product” shall have the meaning set forth in Section 5.2. (kk) “Year of Service” means an Executive’s completed and partial calendar years of continuous service for the Company and its Affiliates (including with any predecessor thereof). Years of Service shall include time on a leave of absence to the extent required by law. Years of Service shall not include any accrued but unused paid time off benefits as of the Executive’s Qualifying Termination. Service as a temporary or temporary/part-time employee will not be considered a termination or interruption of employment, but will not count toward Years of Service. Years of Service will terminate on the Executive’s Qualifying Termination. An Executive who terminates employment and is rehired by the Company or an Affiliate will not receive credit for any prior Years of Service. Article 3. Severance Benefits Right to Severance Benefits (a) Change-in-Control Severance Benefits. The Executive shall be entitled to receive from the Company Change-in-Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Executive’s employment has occurred within six (6) months immediately prior to, or two (2) years immediately following, a Change in Control of the Company.

8 274448334v.4 (b) General Severance Benefits. The Executive shall be entitled to receive from the Company General Severance Benefits, as described in Section 3.3 herein, if a Qualifying Termination of the Executive’s employment has occurred other than during the six (6) months immediately prior to, or two (2) years immediately following, a Change in Control. (c) No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination. (d) General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under either Section 3.2 or 3.3 herein, the Executive shall be obligated to execute a general waiver and release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company in a form drafted by and acceptable to the Committee, and any revocation period for such release must have expired, in each case within sixty (60) days of the date of termination. The date upon which the executed release is no longer subject to revocation shall be referred to herein as the “Release Effective Date”. The Executive must also execute a notice acknowledging the restrictive covenants in Article 5 within sixty (60) days of the date of termination. Any payments under Section 3.2 or 3.3 shall commence only after execution of the release and acknowledgement, and in the manner provided in Section 3.4. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year. (e) No Duplication of Severance Benefits; Reduction of Other Benefits. If the Executive becomes entitled to Change-in-Control Severance Benefits, the Severance Benefits provided for under Section 3.2 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or agreements including, but not limited to, the Severance Benefits under Section 3.3 herein. Likewise, if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.3 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under Section 3.2 herein. Any benefits provided under this Plan will, to the extent permitted by law, be reduced by the value of any severance benefit required to be paid to the Executive under federal, state or local stature, ordinance or regulation, including any payments or extended periods of employment required to comply with any law governing plant closings, layoffs or similar events. If benefits are paid under this Plan, and, subsequent to such payment, an amount is determined to be payable to the Executive which would under the terms of this Section 3.1(e) reduce the benefit payable under the Plan, the Company shall be entitled to recover from the Executive the overpayment made under this Plan and shall, to the extent permitted by law, be

9 274448334v.4 entitled to offset such overpayment against any amount owed to the Executive (other than any amount that constitutes “deferred compensation” for purposes of Code Section 409A). Description of Change-in-Control Severance Benefits In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits, as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following: (a) A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that to the extent the payment of any amounts pursuant to this Section 3.2(a) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year. (b) A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to: (i) one and one-half (1.5) for VPs, (ii) one (1) for Senior Directors times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s annual target bonus opportunity in the year of termination; provided that to the extent the payment of any amounts pursuant to this Section 3.2(b) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year. (c) A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which a Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs; provided that to the extent the payment of any amounts pursuant to this Section 3.2(c) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

10 274448334v.4 (d) Payment of all or a portion of the Executive’s cost to participate in COBRA health and/or dental continuation coverage for a period equal to (i) eighteen (18) months for VPs and (ii) twelve (12) months for Senior Directors, in each case following the Executive’s Effective Date of Termination, such that the Executive maintains the same coverage level and cost, on an after tax basis, as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the above, these health and/or dental benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Committee informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Committee in writing correct, complete, and timely information concerning the same. (e) Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any. Description of General Severance Benefits In the event the Executive becomes entitled to receive General Severance Benefits as provided in Section 3.1(b) herein, the Company shall provide the Executive with the following: (a) A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that to the extent the payment of any amounts pursuant to this Section 3.3(a) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid under the Company’s policies as if the Executive’s employment had not terminated, but no later than sixty (60) calendar days following the Effective Date of Termination, and in any event, as of such earlier time if required by applicable law. For the avoidance of doubt, the payment of any amounts pursuant to this Section 3.3(a) that constitute “deferred compensation” for purposes of Code Section 409A shall be payable in accordance with the governing plan, program, policy agreement, or similar arrangement that applies to such “deferred compensation” amounts. (b) A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the product of (i) the Executive’s Weekly Compensation and (ii) the Executive’s Severance Weeks; provided that to the extent the payment of any amounts pursuant to this Section 3.3(b) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt

11 274448334v.4 a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year. (c) Payment of all or a portion of the Executive’s cost to participate in COBRA health and/or dental continuation coverage for a number of weeks equal to the Executive’s Severance Weeks commencing upon the Executive’s Effective Date of Termination, such that the Executive maintains the same coverage level and cost, on an after tax basis, as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the above, these health and/or dental insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Committee informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Committee in writing correct, complete, and timely information concerning the same. (d) Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any. Coordination with Release and Delay Required by Code Section 409A (a) To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the Release Effective Date. To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the sixtieth (60) day following the Executive’s termination of employment. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon the Executive’s termination of employment. (b) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release and acknowledgement required by Section 3.1(d) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any

12 274448334v.4 remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Article 4. Ineligibility Comparable Position Subject to the provisions of Article(2)(y)(i)(B), the Company may offer, or cause to be offered, an Executive a comparable position, may require an Executive to apply for a comparable position with the Company, any Affiliate or Clearway Energy Group LLC, or a successor of the Company, any Affiliate or Clearway Energy Group LLC, or may promote an Executive to a new position or undertake a reclassification of an Executive’s current position. The Committee shall determine, in its sole and reasonable discretion, what constitutes a comparable position under this Section 4.1. The failure of the Executive to accept the position, or apply for the position when required by the Company will render the Executive ineligible for benefits under this Plan. Other Circumstances Unless otherwise determined by the Committee, an Executive shall also be ineligible for benefits under this Plan if the Executive: (a) voluntarily terminates employment or retires prior to the Qualifying Termination; (b) is receiving long-term Disability benefits; (c) is entitled to any other compensation or benefit which is determined, in the Committee’s sole discretion, to supersede the Severance Benefits offered under this Plan; (d) was discharged for Cause; and (e) was offered employment by a successor employer or by a purchaser in the event of a spin-off or sale of a subsidiary, business unit or business assets of the Company or its subsidiaries, whether or not the Executive accepts or declines the offer of employment. Article 5. Restrictive Covenants In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits as provided in Section 3.2 herein or General Severance Benefits as provided in Section 3.3 herein, the following shall apply: Confidential Information The Executive acknowledges that the information, observations, and data (including trade secrets) obtained by him or her while employed by the Company concerning the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company or such affiliate. Therefore, except in the course of the Executive’s duties to the

13 274448334v.4 Company or as may be compelled by law or appropriate legal process, the Executive agrees that he or she shall not disclose to any person or entity or use for his or her own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. Except in the course of the Executive’s duties to the Company or as may be compelled by law or appropriate legal process, the Executive will not, during his or her employment with the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. As of the Effective Date of Termination, the Executive shall deliver to the Company, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company, or its affiliates which he or she may then possess or have under his or her control. In addition, the Executive is hereby advised that in accordance with the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Intellectual Property, Inventions, and Patents The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information), and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by the Executive (whether alone or jointly with others) while employed by the Company and its affiliates (“Work Product”), belong to the Company or such affiliate. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). The Executive acknowledges that all applicable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then the Executive hereby assigns to the Company or such affiliate all right, title, and interest in and to such Work Product, including all related intellectual property rights. The Executive is hereby advised that the above paragraph regarding the Company’s and its affiliates’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or any affiliate was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates to the business

14 274448334v.4 of the Company or any affiliate or to the Company’s or any affiliate’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company or any affiliate. Nonsolicitation During the Executive’s employment with the Company and for one (1) year thereafter (the “Nonsolicitation Period”), the Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof; (ii) hire any person who was an employee of the Company or any affiliate during the last six (6) months of the Executive’s employment with the Company; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates). Nondisparagement During the Nonsolicitation Period, the Executive shall not disparage the Company, its subsidiaries and parents, and their respective officers, managers and employees, or make any public statement (whether written or oral) reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, managers, and employees, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. By way of example and not limitation, the Executive agrees that he or she will not make any written or oral statements that cast in a negative light the services, qualifications, business operations or business ethics of the Company or its employees. During the Nonsolicitation Period, the Company shall not disparage the Executive, or make any public statement (whether written or oral) reflecting negatively on the Executive, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. Nothing in this Section 5.4 shall restrict either party’s ability to: (i) consult with counsel, (ii) make truthful statements under oath or to a government agency or official, or (iii) take any legal action with respect to his or her employment or termination of employment with the Company. Duration, Scope, or Area If, at the time of enforcement of this Article 5, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.

15 274448334v.4 Section 5.3 shall not apply to any Executive whose principal work location for the Company at the time of termination was in the State of California. Company Enforcement In the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 5, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall, in addition to any recovery of monetary amounts, including any severance amounts provided hereunder, be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Article 6. Certain Change in Control Payments Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company under the Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Article 6, would be subject to the excise tax imposed by Code Section 4999, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Code Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 6 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive. For purposes of making the calculations required by this Article 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Code Sections 280G and 4999. If there is a reduction pursuant to this Article 6 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Code Section 280G and the denominator of which is the actual present value of such payment.

16 274448334v.4 Article 7. Legal Fees and Notice Payment of Legal Fees Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his or her own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive. Notice Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices. Article 8. Successors and Assignment Successors to the Company The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan. Assignment by the Executive This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not

17 274448334v.4 named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable. Article 9. Miscellaneous Employment Status Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law. Code Section 409A (a) All expenses or other reimbursements under this Plan shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. (b) For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. (c) Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Committee. (d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” (e) Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A. (f) Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could adopt the release (along with its accompany revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

18 274448334v.4 Entire Plan This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, nonsolicitation, or nondisparagement, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company. Severability In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect. Tax Withholding The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Beneficiaries The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time. Payment Obligation Absolute The Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and except as provided in Article 3 of this Plan, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan. Contractual Rights to Benefits Subject to approval and ratification by the Board, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit,

19 274448334v.4 the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. Modification No provision of this Plan may be modified, waived, or discharged with respect to any particular Executive unless such modification, waiver, or discharge is agreed to in writing and signed by such Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors; provided, however, that the Committee may unilaterally amend this Plan without the Executive’s consent if such amendment does not materially adversely alter or impair in any significant manner any rights or obligations of the Executive under the Plan. Gender and Number Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Applicable Law To the extent not preempted by the laws of the United States, the laws of the state of New Jersey shall be the controlling law in all matters relating to this Plan.